Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554, media@delta.com

Delta Air Lines Announces September Quarter Profit

•	September quarter 2018 GAAP pre-tax income of $1.7 billion, net income of $1.3 billion and earnings per diluted share of $1.91 on record revenue of $12.0 billion
•	September quarter 2018 adjusted pre-tax income of $1.6 billion, adjusted net income of $1.2 billion and adjusted earnings per diluted share of $1.80
•	Delta returned $566 million to shareholders through dividends and share repurchases

ATLANTA, Oct. 11, 2018 - Delta Air Lines (NYSE:DAL) today reported financial results for the September quarter 2018. Highlights of those results, including both GAAP and adjusted metrics, are below and incorporated here.

Adjusted pre-tax income for the September quarter 2018 was $1.6 billion, and adjusted earnings per share were $1.80, at the high end of guidance. Adjusted earnings per share were up 16 percent compared to the prior year quarter, driven by revenue momentum, tax reform benefits and a four percent lower share count. Results reflect a $30 million negative impact from Hurricane Florence.

“Our solid eight percent revenue growth, combined with flat non-fuel unit cost performance, helped offset 85 percent of the $655 million fuel cost increase in the quarter. These achievements are a testament to the strength of the Delta business model and the hard work of the Delta people, and I am pleased to recognize their performance with an additional $395 million toward 2018 profit sharing,” said Ed Bastian, Delta’s chief executive officer. “Our commercial momentum and improved cost trajectory give us confidence that we are on a path to deliver continued top-line growth and expand margins as we move into 2019."

Revenue Environment

Delta’s adjusted operating revenue of $11.8 billion for the September quarter improved eight percent, or $912 million versus the prior year. This quarterly revenue result marks a record for the company, driven by improvements across Delta’s business, including a nearly 20 percent increase in premium product ticket revenues and double-digit percentage increases in cargo, loyalty and Maintenance, Repair and Overhaul revenue.

Total unit revenues excluding refinery sales (TRASM) increased 4.3 percent during the period driven by strong demand and improving yields. Foreign exchange benefit of approximately half a point was offset by the impact of Hurricane Florence.

“We generated record revenues in the September quarter on strong demand across the business and a favorable yield environment. In the December quarter we expect total unit revenue growth of three to five percent, driving full year revenue growth to eight percent, the high end of our guidance,” said Glen Hauenstein, Delta’s president. “The benefits of our brand, industry-leading network, and relentless focus on the customer are driving revenue growth, improving margins and accelerating the pace of our recapture of higher fuel costs.”

1

		Increase (Decrease)
		3Q18 versus 3Q17
Revenue	3Q18 ($M)	Change YoY	Unit Revenue	Yield	Capacity
Domestic	$7,395	9.2%	3.3%	3.2%	5.6%
Atlantic	1,996	10.7%	7.8%	7.0%	2.7%
Pacific	730	3.0%	4.8%	6.3%	(1.7)%
Latin America	675	(2.6)%	(2.9)%	(0.8)%	0.3%
Total Passenger	$10,796	8.2%	4.2%	4.2%	3.9%
Cargo Revenue	226	18.5%
Other Revenue	931	4.4%
Total Revenue	$11,953	8.1%	4.0%
Third Party Refinery Sales	(108)
Total Revenue, adjusted	$11,845	8.3%	4.3%

December Quarter 2018

Despite an expected 30 percent increase in fuel price, Delta expects pre-tax margins to stabilize in the December quarter driven by continued top-line growth and improving cost performance.

4Q18 Forecast
Earnings per share	$1.10 - $1.30
Pre-tax margin	9% - 11%
Fuel price, including taxes, settled hedges and refinery impact	$2.47 - 2.52
Total revenue growth (year-over-year)	Up ~8%
Total unit revenue excluding refinery sales (year-over-year)	Up 3% - 5%
CASM - Excluding fuel and profit sharing (year-over-year)	Flat - down 1%
System Capacity (year-over-year)	Up ~4%
See Note A for information about reconciliation of projected non-GAAP financial measures

Cost Performance

Total adjusted operating expenses for the September quarter increased $1.0 billion versus the prior year quarter, with more than half of the increase driven by higher fuel prices.

CASM-Ex was flat for the September quarter 2018 compared to the prior year period, a three-point improvement from the June quarter. Efficiency gains successfully offset cost pressures from higher revenue-related costs and product and employee investments.

“The September quarter marked an important inflection point in changing our non-fuel cost trajectory, and we expect to deliver on our full-year target of one to two percent non-fuel unit cost growth,” said Paul Jacobson, Delta’s chief financial officer. “Continued focus on cost control, along with incremental efficiency gains from refleeting and One Delta, give us confidence in our ability to keep our non-fuel unit cost growth below two percent next year.”

Adjusted fuel expense increased $655 million, or 35 percent, relative to September quarter 2017. Delta’s adjusted fuel price per gallon for the September quarter was $2.22, which includes $12 million of benefit from the refinery.

2

Adjusted non-operating expense improved by $30 million versus the prior year, driven primarily by pension expense favorability. The company expects 2018 full-year adjusted non-operating expense to be approximately $300 million, representing a $160 million improvement over prior year due to favorable interest and pension expenses, offsetting reduced partner earnings due to higher fuel.

Adjusted tax expense declined $221 million for the September quarter primarily due to the reduction in Delta’s book tax rate from 34 percent to 23 percent.

Cash Flow and Shareholder Returns

Delta generated $1.5 billion of operating cash flow and $655 million of free cash flow during the quarter, after the investment of $865 million primarily for aircraft purchases and modifications.

For the September quarter, Delta returned $566 million to shareholders, comprised of $325 million of share repurchases and $241 million in dividends.

Strategic Highlights

In the September quarter, Delta achieved a number of milestones across its five key strategic pillars.

Culture and People

•	Received certification as a great workplace by the independent analysts at Great Place to Work for a third straight year, with 93 percent of employees proud to work for Delta, reiterating the importance of the Delta culture.
•	Earned a spot in the transportation section of the Dow Jones Sustainability North America Index for the eighth consecutive year, as the first airline to offer carbon offsets to customers and the only airline to cap emissions at 2012 levels through purchase of carbon offsets.

Operational Reliability

•	Delivered 97 days of zero system cancellations across the combined mainline and Delta Connection operations on a year-to-date basis, up 46 days from 2017 and exceeding the previous full-year record in the first nine months of the year.
•	Achieved industry-leading operational performance with mainline on-time performance (A0) of 71.5 percent year-to-date; and top baggage performance as measured in the latest Department of Transportation report.

Network and Partnerships

•	Achieved major milestones in the Delta/Korean joint venture including the completion of pricing harmonization, co-location of teams in Seoul and Atlanta, and broad alignment of commercial strategy.
•	Signed a definitive agreement with WestJet that, after regulatory approval, will create a transborder joint venture serving more than 30 cities, which covers over 95 percent of U.S.-Canadian demand, providing enhanced offerings and more choice for customers.
•	Continued Delta's global and domestic expansion with the announcement of plans to expand access to London-Heathrow and Paris-Charles de Gaulle from key hubs and gateways including Detroit, Los Angeles, New York-JFK, and Portland, Ore; new Boston to Lisbon service; new Tampa to Amsterdam service; additional frequency to Tel Aviv from New York-JFK; and, new Honolulu service from Detroit.

Customer Experience and Loyalty

•	Installed seat-back entertainment on its 600th aircraft, more than any airline in the world, giving more customers than ever convenient access to free in-flight entertainment on Delta Studio.
•	Announced the launch of the first biometric terminal in the United States, transforming the customer journey with a seamless travel experience through the Maynard H. Jackson International Terminal in Atlanta.
•	Launched personalized company sites to allow individual corporate travelers to stay up to date on benefits they receive through their company’s Corporate Sales Agreement with Delta.

Investment Grade Balance Sheet

•	Received reaffirmation of an investment-grade credit rating by S&P Ratings, showing the confidence of the market in the sustainability and durability of the company.

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September Quarter Results

Special items for the quarter consist primarily of mark-to-market adjustments on refinery fuel hedges and unrealized gains/losses on investments.

	GAAP		Adjusted
($ in millions except per share and unit costs)	3Q18	3Q17	3Q18	3Q17
Pre-tax income	1,674	1,776	1,601	1,696
Net income	1,312	1,159	1,236	1,109
Diluted earnings per share	1.91	1.61	1.80	1.54
Operating revenue	11,953	11,061	11,845	10,933
Operating expense	10,311	9,238	10,220	9,184
Fuel expense	2,498	1,785	2,514	1,859
Average fuel price per gallon	2.21	1.61	2.22	1.68
Consolidated unit cost (CASM/CASM-Ex)	14.15	13.17	9.62	9.62
Non-operating income/(expense)	32	(47)	(24)	(53)
Total unit revenues (TRASM/TRASM, adjusted)	16.40	15.77	16.25	15.58

About Delta

Delta Air Lines serves more than 180 million customers each year. In 2018, Delta was named to Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the seventh time in eight years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented seven consecutive years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 304 destinations in 52 countries on six continents. Headquartered in Atlanta, Delta employs more than 80,000 employees worldwide and operates a mainline fleet of more than 800 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading transatlantic joint venture with Air France-KLM and Alitalia as well as a joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Mexico City, Minneapolis/St. Paul, New York-JFK and LaGuardia, London-Heathrow, Paris-Charles de Gaulle, Salt Lake City, São Paulo, Seattle, Seoul, and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products and services, and technology to enhance the customer experience in the air and on the ground. Additional information is available on the Delta News Hub, as well as delta.com, Twitter @DeltaNewsHub and Facebook.com/delta.

Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact of fuel hedging activity including rebalancing our hedge portfolio, recording mark-to-market adjustments or posting collateral in connection with our fuel hedge contracts; the availability of aircraft fuel; the performance of our significant investments in airlines in other parts of the world; the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the restrictions that financial covenants in our financing agreements could have on our financial and business operations; labor issues; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management and key employees; damage to our reputation and brand if we are exposed to significant adverse publicity through social media; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate; the effects of extensive government regulation on our business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom related to the exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Form 10-Q for the quarterly period ended March 31, 2018. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of October 11, 2018, and which we have no current intention to update.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions, except per share data)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Operating Revenue:
Passenger	10,796	9,979	817	8%	30,107	27,925	2,182	8%
Cargo	226	191	35	19%	651	542	109	20%
Other	931	891	40	4%	2,938	2,443	495	20%
Total operating revenue	11,953	11,061	892	8%	33,696	30,910	2,786	9%

Operating Expense:
Salaries and related costs	2,753	2,619	134	5%	8,004	7,525	479	6%
Aircraft fuel and related taxes	2,498	1,785	713	40%	6,693	4,954	1,739	35%
Regional carriers expense, excluding fuel	903	887	16	2%	2,643	2,589	54	2%
Depreciation and amortization	580	571	9	2%	1,780	1,639	141	9%
Contracted services	562	543	19	3%	1,646	1,572	74	5%
Passenger commissions and other selling expenses	535	499	36	7%	1,473	1,371	102	7%
Ancillary businesses and refinery	410	387	23	6%	1,396	975	421	43%
Aircraft maintenance materials and outside repairs	371	390	(19)	(5)%	1,233	1,214	19	2%
Landing fees and other rents	421	392	29	7%	1,201	1,126	75	7%
Profit sharing	395	314	81	26%	978	803	175	22%
Passenger service	329	331	(2)	(1)%	892	849	43	5%
Aircraft rent	99	89	10	11%	291	258	33	13%
Other	455	431	24	6%	1,305	1,230	75	6%
Total operating expense	10,311	9,238	1,073	12%	29,535	26,105	3,430	13%

Operating Income	1,642	1,823	(181)	(10)%	4,161	4,805	(644)	(13)%

Non-Operating Expense:
Interest expense, net	(84)	(100)	16	(16)%	(274)	(297)	23	(8)%
Unrealized gain/(loss) on investments, net	50	—	50	NM	(171)	—	(171)	NM
Miscellaneous, net	66	53	13	25%	48	(51)	99	NM
Total non-operating income/(expense), net	32	(47)	79	NM	(397)	(348)	(49)	14%

Income Before Income Taxes	1,674	1,776	(102)	(6)%	3,764	4,457	(693)	(16)%

Income Tax Provision	(362)	(617)	255	(41)%	(880)	(1,550)	670	(43)%

Net Income	$1,312	$1,159	$153	13%	$2,884	$2,907	$(23)	(1)%

Basic Earnings Per Share	$1.91	$1.62			$4.15	$4.01
Diluted Earnings Per Share	$1.91	$1.61			$4.14	$4.00

Basic Weighted Average Shares Outstanding	686	716			695	724
Diluted Weighted Average Shares Outstanding	688	719			697	727

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards.

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Ticket- Main cabin	5,873	5,724	149	3%	16,158	15,914	244	2%
Ticket- Business cabin and premium products	3,680	3,088	592	19%	10,356	8,609	1,747	20%
Loyalty travel awards	678	622	56	9%	1,976	1,826	150	8%
Travel-related services	565	545	20	4%	1,617	1,576	41	3%
Total passenger revenue	10,796	9,979	817	8%	30,107	27,925	2,182	8%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Ancillary businesses and refinery	433	419	14	3%	1,475	1,050	425	40%
Loyalty program	369	317	52	16%	1,075	939	136	14%
Miscellaneous	129	155	(26)	(17)%	388	454	(66)	(15)%
Total other revenue	931	891	40	4%	2,938	2,443	495	20%

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards.

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2018	2017	Change		2018	2017	Change
Revenue passenger miles (millions)	63,320	61,006	3.8%		172,002	166,533	3.3%
Available seat miles (millions)	72,875	70,167	3.9%		200,842	194,265	3.4%
Passenger mile yield (cents)	17.05	16.36	4.2%		17.50	16.77	4.4%
Passenger revenue per available seat mile (cents)	14.81	14.22	4.2%		14.99	14.37	4.3%
Total revenue per available seat mile (cents)	16.40	15.77	4.0%		16.78	15.91	5.5%
TRASM, adjusted- see Note A (cents)	16.25	15.58	4.3%		16.51	15.78	4.6%
Operating cost per available seat mile (cents)	14.15	13.17	7.4%		14.71	13.44	9.4%
CASM-Ex, including profit sharing - see Note A (cents)	9.62	9.62	–%		10.19	9.97	2.2%
Passenger load factor	86.9%	86.9%	–	pts	85.6%	85.7%	(0.1)	pts
Fuel gallons consumed (millions)	1,135	1,108	2.4%		3,137	3,073	2.1%
Average price per fuel gallon	$2.21	$1.61	37.3%		$2.13	$1.61	32.3%
Average price per fuel gallon, adjusted - see Note A	$2.22	$1.68	32.1%		$2.14	$1.68	27.3%
Number of aircraft in fleet, end of period	1,026	996	30

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards. Except for number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	September 30,
(in millions)	2018	2017
Cash Flows From Operating Activities:
Net income	$1,312	$1,159
Depreciation and amortization	580	571
Deferred income taxes	351	612
Pension, postretirement and postemployment payments greater than expense	(64)	4
Changes in air traffic liability	(825)	(845)
Changes in profit sharing	395	314
Other working capital changes, net	(249)	(222)
Net cash provided by operating activities	1,500	1,593

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(570)	(614)
Ground property and equipment, including technology	(397)	(328)
Net redemptions (purchases) of short-term investments	42	(213)
Other, net	17	(140)
Net cash used in investing activities	(908)	(1,295)

Cash Flows From Financing Activities:
Payments on long-term debt and capital lease obligations	(648)	(255)
Repurchases of common stock	(325)	(550)
Cash dividends	(241)	(219)
Proceeds from long-term obligations	–	–
Other, net	10	(62)
Net cash used in financing activities	(1,204)	(1,086)

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(612)	(788)
Cash, cash equivalents and restricted cash at beginning of period	3,260	2,305
Cash, cash equivalents and restricted cash at end of period	$2,648	$1,517

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$1,380	$1,478
Restricted cash included in prepaid expenses and other	54	39
Other assets:
Cash restricted for airport construction	1,214	–
Total cash, cash equivalents and restricted cash	$2,648	$1,517

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards.

8

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in millions)	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$1,380	$1,814
Short-term investments	478	825
Accounts receivable, net	2,517	2,377
Fuel inventory	715	916
Expendable parts and supplies inventories, net	455	413
Prepaid expenses and other	1,181	1,499
Total current assets	6,726	7,844

Property and Equipment, Net:
Property and equipment, net	28,565	26,563

Other Assets:
Goodwill	9,794	9,794
Identifiable intangibles, net	4,835	4,847
Cash restricted for airport construction	1,214	–
Deferred income taxes, net	432	1,354
Other noncurrent assets	3,437	3,309
Total other assets	19,712	19,304
Total assets	$55,003	$53,711

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt and capital leases	$1,176	$2,242
Air traffic liability	5,535	4,364
Accounts payable	3,265	3,674
Accrued salaries and related benefits	2,852	3,022
Frequent flyer deferred revenue	2,935	2,762
Fuel card obligation	1,066	1,067
Other accrued liabilities	1,329	1,868
Total current liabilities	18,158	18,999

Noncurrent Liabilities:
Long-term debt and capital leases	8,115	6,592
Pension, postretirement and related benefits	8,902	9,810
Frequent flyer deferred revenue	3,607	3,559
Other noncurrent liabilities	2,517	2,221
Total noncurrent liabilities	23,141	22,182

Commitments and Contingencies

Stockholders' Equity:	13,704	12,530
Total liabilities and stockholders' equity	$55,003	$53,711

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards.

9

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. The Company is not able to reconcile forward looking non-GAAP financial measures because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Pre-tax Income and Net Income, adjusted. We adjust pre-tax income and net income for mark-to-market ("MTM") adjustments and settlements on fuel hedge contracts, the MTM adjustments recorded by our equity method investees, Virgin Atlantic and Aeroméxico, and unrealized gains/losses on our investments in GOL, China Eastern and Air France-KLM, to determine pre-tax income and net income, adjusted. We include the income tax effect of adjustments when presenting net income, adjusted.

MTM adjustments and settlements. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period.

Equity investment MTM adjustments. We record our proportionate share of earnings/loss from our equity investments in Virgin Atlantic and Aeroméxico in non-operating expense. We adjust for our equity method investees' MTM adjustments to allow investors to better understand and analyze our core operational performance in the periods shown.

Unrealized gain/loss on investments. We record the unrealized gains/losses on our investments in GOL, China Eastern and Air France-KLM in non-operating expense. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

	Three Months Ended			Three Months Ended
	September 30, 2018			September 30, 2018
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,674	$(362)	$1,312	$1.91
Adjusted for:
MTM adjustments and settlements	(16)	(2)	(18)
Equity investment MTM adjustments	(7)	(1)	(8)
Unrealized gain/loss on investments	(50)	–	(50)
Total adjustments	(73)	(3)	(76)	(0.11)
Non-GAAP	$1,601	$(365)	$1,236	$1.80
Year-over-year change	$(94)	$221		16%

	Three Months Ended			Three Months Ended
	September 30, 2017			September 30, 2017
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,776	$(617)	$1,159	$1.61
Adjusted for:
MTM adjustments and settlements	(74)	27	(47)
Equity investment MTM adjustments	(7)	3	(4)
Total adjustments	(81)	30	(51)	(0.07)
Non-GAAP	$1,696	$(587)	$1,109	$1.54

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Operating Revenue, adjusted and Total Revenue Per Available Seat Mile "TRASM", adjusted. We adjust operating revenue and TRASM for refinery sales to third parties to determine operating revenue, adjusted and TRASM, adjusted because refinery sales to third parties are not related to our airline segment. Operating revenue, adjusted and TRASM, adjusted therefore provide a more meaningful comparison of revenue from our airline operations to the rest of the airline industry.

	Three Months Ended
(in millions)	September 30, 2018	September 30, 2017	Change
Operating revenue	$11,953	$11,061
Adjusted for:
Third-party refinery sales	(108)	(129)
Operating revenue, adjusted	$11,845	$10,933	8.3%
Year-over-year change	$912

	Three Months Ended
	September 30, 2018	September 30, 2017	Change
TRASM (cents)	16.40	15.77
Adjusted for:
Third-party refinery sales	(0.15)	(0.18)
TRASM, adjusted	16.25	15.58	4.3%

	Nine Months Ended
	September 30, 2018	September 30, 2017	Change
TRASM (cents)	16.78	15.91
Adjusted for:
Third-party refinery sales	(0.27)	(0.13)
TRASM, adjusted	16.51	15.78	4.6%

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Fuel expense, adjusted and Average fuel price per gallon, adjusted. The tables below show the components of fuel expense, including the impact of the refinery segment and airline segment hedging on fuel expense and average price per gallon. We then adjust for MTM adjustments and settlements for the same reason described under the heading pre-tax income and net income, adjusted:

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	September 30,		September 30,
(in millions, except per gallon data)	2018	2017	2018	2017
Fuel purchase cost	$2,526	$1,822	$2.23	$1.64
Airline segment fuel hedge impact	(16)	–	(0.01)	–
Refinery segment impact	(12)	(37)	(0.01)	(0.03)
Total fuel expense	$2,498	$1,785	$2.21	$1.61
MTM adjustments and settlements	16	74	0.01	0.07
Total fuel expense, adjusted	$2,514	$1,859	$2.22	$1.68
Change year-over-year	$655
Percent change year-over-year	35%

	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per gallon data)	2018	2017	2018	2017
Fuel purchase cost	$6,814	$5,029	$2.17	$1.64
Airline segment fuel hedge impact	(20)	12	(0.01)	–
Refinery segment impact	(101)	(87)	(0.03)	(0.03)
Total fuel expense	$6,693	$4,954	$2.13	$1.61
MTM adjustments and settlements	20	210	0.01	0.07
Total fuel expense, adjusted	$6,713	$5,164	$2.14	$1.68

Operating Expense, adjusted. We adjust operating expense for MTM adjustments and settlements and third-party refinery sales for the same reasons described above under the headings pre-tax income and net income, adjusted and operating revenue and TRASM, adjusted to determine operating expense, adjusted.

	Three Months Ended
	September 30,
(in millions)	2018	2017
Operating expense	$10,311	$9,238
Adjusted for:
MTM adjustments and settlements	16	74
Third-party refinery sales	(108)	(129)
Operating expense, adjusted	$10,220	$9,184
Year-over-year change	$1,036

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Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex"). We adjust CASM for the following items to determine CASM-Ex for the reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Ancillary businesses and refinery. These expenses include aircraft maintenance and staffing services we provide to third parties, our vacation wholesale operations and refinery cost of sales to third parties. Because these businesses are not related to the generation of a seat mile, we adjust for the costs related to these areas to provide a more meaningful comparison of the costs of our airline operations to the rest of the airline industry.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
	September 30, 2018	September 30, 2017	Change
CASM (cents)	14.15	13.17
Adjusted for:
Aircraft fuel and related taxes	(3.43)	(2.54)
Ancillary businesses and refinery	(0.56)	(0.56)
Profit sharing	(0.54)	(0.45)
CASM-Ex	9.62	9.62	–%

	Three Months Ended
	June 30, 2018	June 30, 2017	Change
CASM (cents)	14.73	13.23
Adjusted for:
Aircraft fuel and related taxes	(3.41)	(2.55)
Ancillary businesses and refinery	(0.72)	(0.44)
Profit sharing	(0.58)	(0.51)
CASM-Ex	10.02	9.73	2.9%

	Nine Months Ended
	September 30, 2018	September 30, 2017	Change
CASM (cents)	14.71	13.44
Adjusted for:
Aircraft fuel and related taxes	(3.33)	(2.55)
Ancillary businesses and refinery	(0.70)	(0.50)
Profit sharing	(0.49)	(0.41)
CASM-Ex	10.19	9.97	2.2%

Non-operating Expense, adjusted. We adjust for equity investment MTM adjustments and unrealized gain/loss on investments to determine non-operating expense, adjusted for the same reasons described above in the heading pre-tax income and net income, adjusted.

	Three Months Ended
(in millions)	September 30, 2018	September 30, 2017
Non-operating income/(expense)	$32	$(47)
Adjusted for:
Equity investment MTM adjustments	(7)	(7)
Unrealized gain/loss on investments	(50)	–
Non-operating expense, adjusted	$(24)	$(53)
Change year-over-year	$(30)

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Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Adjustments include:

Net purchases (redemptions) of short-term investments. Net purchases (redemptions) of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust free cash flow for this activity, net, to provide investors a better understanding of the company's free cash flow position core to operations.

Reimbursements from third parties related to build-to-suit facilities and other. Management believes investors should be informed that these reimbursements for build-to-suit leased facilities effectively reduce net cash provided by operating activities and related capital expenditures.

Three Months Ended
(in millions)	September 30, 2018
Net cash provided by operating activities	$1,500
Net cash used in investing activities	(908)
Adjustments:
Net purchases (redemptions) of short-term investments	(42)
Reimbursements from third parties related to build-to-suit facilities and other	104
Total free cash flow	$655

Capital Expenditures, net. We present net capital expenditures because management believes investors should be informed that a portion of these capital expenditures are reimbursed by a third party.

Three Months Ended
(in millions)	September 30, 2018
Flight equipment, including advance payments	$570
Ground property and equipment, including technology	397
Reimbursements from third parties related to build-to-suit-facilities and other	(102)
Capital expenditures, net	$865

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